EXHIBIT 5.1

[Letterhead of Weyerhaeuser Company]

February 12, 2007

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”). I have acted as counsel to Weyerhaeuser in connection with the proposed registration by its wholly owned subsidiary, Domtar Corporation, a Delaware corporation (the “Company”), of shares of its common stock, par value $0.01 per share (the “Company common stock”), and associated rights, held by Weyerhaeuser pursuant to a Registration Statement on Forms S-4 and S-1, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Registration Statement.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware; (ii) the Restated By-laws of the Company; (iii) resolutions of the Board of Directors and stockholders of the Company; (iv) the Contribution and Distribution Agreement; and (v) the Registration Statement.

I also have relied, with respect to certain factual matters, on the representations and warranties of officers and other representatives of the Company and others. With respect to the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity of originals of all documents submitted to me as certified or reproduced copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, the shares of Company common stock presently held by Weyerhaeuser are, and the additional shares of Company common stock to be issued pursuant to the Contribution and Distribution Agreement will be when so issued, duly authorized and validly issued, fully paid and non-assessable.

I am admitted to practice in the State of Washington and my opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, including the statutory provisions thereof, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting these laws.

February 12, 2007

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus—offer to exchange included therein. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you solely in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Sandy D. McDade

Sandy D. McDade

Senior Vice President and General Counsel